EXHIBIT 23.2








            Consent of Independent Registered Public Accounting Firm



The Board of Directors
ESCO Technologies Inc.:

We consent to the use of our reports dated November 9, 2004 with respect to the consolidated balance sheets of ESCO Technologies Inc. as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and related financial statement schedule, incorporated herein by reference in this post-effective amendment No. 1 to registration statement on Form S-8 of ESCO Technologies Inc.

Our reports refer to a change in accounting for the consolidation of variable interest entities on July 1, 2003.


/s/ KPMG LLP
    KPMG LLP

St. Louis, Missouri
September 21, 2005